Exhibit 10.28

May 28, 2014

Paul Cleveland

Re:	Employment Terms

Dear Paul:

On behalf of Celladon Corporation (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this letter agreement (the “Agreement”).

1. Employment Position and Duties

You will be employed as the Company’s President & Chief Financial Officer and you will report to the Chief Executive Officer of the Company. You shall perform the duties of such position as are customary, as specified in the Bylaws of the Company, and as may be required by the Chief Executive Officer of the Company or the Board of Directors of the Company (or any authorized committee thereof) (the “Board”).

During your employment with the Company, you will devote your full-time best efforts and business time and attention to the business of the Company. Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company (except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control), and you will be required to abide by the general employment policies and practices of the Company. The Company reserves the right to change your position, duties, reporting relationship, work location, and the Company’s general employment policies and procedures, from time to time in its discretion.

2. Base Salary and Employee Benefits

Your base salary will be paid at the rate of $29,641.66 per month (an annual rate of $355,700), less payroll deductions and withholdings. You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and positions. You will not be eligible for overtime premiums.

As a regular, full-time employee, you will be eligible to participate in the Company’s standard employee benefits, pursuant to the terms and conditions of the benefit plans and the applicable Company policies. Subject to change, the Company currently provides group medical, dental and vision care insurance, a life, AD&D, long-term and short-term disability insurance program, a life insurance cash subsidy, a health reimbursement arrangement and a 401(k) plan. The Company may change its compensation and benefits from time to time in its discretion. In addition to the Company’s annual holiday schedule, you will accrue at a rate of 15 days per year of paid time off, including both vacation and sick leave, subject to a maximum accrual of 240 hours. This allowance is subject to the Company’s policies with respect to accrual of, including limitations on the maximum permitted accrual of, paid time off and is subject to change in accordance with changes in Company policy.

3. Annual Performance Bonus

As President, you will be eligible to earn an annual performance bonus (including for the full year in which this Agreement becomes effective) pursuant to the Company’s annual incentive bonus plan, with the target amount of such bonus equal to 35% of your annual base salary. The bonus, if any, will be based upon the Board’s assessment of your performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned a performance bonus, and the

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amount of any performance bonus, based on the set criteria. No amount of the annual bonus is guaranteed, and you must be an employee in good standing through the end of the applicable bonus determination period to earn and be eligible to receive a bonus; no partial or prorated bonuses will be provided (except as provided in Section 6 below). In all events, any earned bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Board, and are subject to change in the discretion of the Board. For the avoidance of doubt, all references in this agreement to the Board shall include any authorized committee of the Board.

4. Stock Options and Employee Stock Purchase Plan

Contingent on your commencement of employment, you will be granted a stock option under the Company’s 2013 Equity Incentive Plan to purchase 277,500 shares of the Company’s common stock. The stock option will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The stock option will vest with respect to 25% of the shares subject to the option on the one year anniversary of your commencement of employment and in equal monthly installments thereafter over the next three years, subject to your continued service to the Company.

You will be eligible to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plans from time to time in the discretion of the Board, and in accordance with the terms and conditions of such plans. In addition, you will be eligible to participate in our employee stock purchase plan and purchase our common stock at a discount thereunder. Any stock options or other equity awards that have been previously granted to you by the Company will continue to be governed in all respects by the terms of the applicable grant notices, award agreements and plan documents.

5. At-Will Employment Relationship

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized member of the Board.

6. Severance Benefits.

In the event your employment with the Company is terminated for any reason, you will be entitled to all of your earned compensation and benefits or otherwise as required by law through the date of termination (the “Accrued Amounts”). For the avoidance of doubt, you shall not be entitled to any additional compensation or benefits in the event your employment is terminated for Cause, due to your resignation without Good Reason, upon your death or upon your disability. If your employment terminates due to an Involuntary Termination (as defined below), you will be eligible to receive the additional compensation and benefits described in Section 6(a) and 6(b).

(a) Involuntary Termination other than in Connection with a Change in Control. If at any time (i) the Company terminates your employment without Cause (as defined below and other than as a result of your death or disability), or (ii) you resign for Good Reason (as defined below), and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) (such termination described in (i) or (ii), an “Involuntary Termination”), you shall be entitled to receive the following severance benefits, subject in all events to your compliance with Section 6(c) below:

(i) You shall receive severance pay in the form of continuation of your base salary in effect (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) on the effective date of your Involuntary Termination for the first nine (9) months (the “Severance Period”) after the date of such termination; and

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(ii) If you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following your termination date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

(b) Involuntary Termination in Connection with a Change in Control. In the event that your Involuntary Termination occurs within the three (3) months prior to, or twelve (12) months following the consummation of a Change in Control and subject in all events to your compliance with Section 6(c) below, then you shall be entitled to the benefits provided above in Section 6(a), except that:

(i) The Severance Period for purposes of continued salary and COBRA benefits shall be twelve (12) months, rather than nine (9) months; you shall receive a lump sum payment of your target bonus for the year of termination; and in addition,

(ii) The vesting of all of your outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of your Involuntary Termination.

(c) Conditions and Timing for Severance Benefits. The severance benefits set forth in Sections 6(a) and 6(b) above are expressly conditioned upon: (i) your continuing to comply with your obligations under your Confidential Information Agreement (as defined in Section 8 below); and (ii) you signing and not revoking a general release of legal claims in the form attached hereto as EXHIBIT A or a substantially similar form provided that, for the avoidance of doubt, such form will include a commitment from you to comply with your continuing obligations under your Confidential Information Agreement, but will not include a noncompetition provision and will not include a release of any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 7 below). The salary continuation payments described in Sections 6(a) and 6(b) will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the Severance Period following termination; provided, however, that no payments will be made prior to the effectiveness of the Release. On the effective date of the Release, the Company will pay you the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the cash severance being paid as originally scheduled. Bonus payments described in Section 6(b) will be paid in a lump sum cash payment, subject to standard deductions and withholdings on the effective date of the Release.

(d) Definitions. For purposes of this Agreement:

(i) “Cause” means the occurrence of any of the following events, conditions or actions: (1) your conviction of any felony or your conviction of any crime involving fraud or dishonesty; (2) your

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participation (whether by affirmative act or omission) in any material fraud, material act of dishonesty or other material act of misconduct against the Company; (3) your willful and habitual neglect of your duties, provided you have been given written notice of such neglect and, if curable, a reasonable opportunity to cure, not to exceed thirty (30) days; (4) your material violation of any fiduciary duty or duty of loyalty owed to the Company; (5) your breach of any material term of any material contract between you and the Company which has a material adverse effect on the Company; (6) your knowing violation of any material Company policy which has a material adverse effect on the Company; or (7) your knowing violation of state or federal law in connection with the performance of your job which has a material adverse effect on the Company.

(ii) “Change in Control” shall have the meaning set forth in the Company’s 2013 Equity Incentive Plan.

(iii) “Good Reason” means your resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without your prior written consent thereto: (1) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in your authority, duties or responsibilities; (3) a material reduction in the authority, duties, or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee instead of reporting directly to the Board; (4) a relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that if your principal place of employment is your personal residence, this clause (4) shall not apply. Notwithstanding the foregoing, in order to resign for Good Reason, you must (i) provide written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (ii) allow the Company at least sixty (60) days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than thirty (30) days after the expiration of the cure period.

7. Tax Provisions.

(a) Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company the Release within the applicable time period set forth therein and permit such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of your Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

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The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(b) Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 7(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 7(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8. Compliance With Employee Confidentiality and Inventions Assignment and Company Policies

As a condition of employment, you will be required to execute and comply with the Company’s standard Employee Confidentiality and Inventions Assignment attached hereto as EXHIBIT B (the “Confidential

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Information Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. In addition, you will be expected to abide by the Company’s rules and policies, as may be changed from time to time within the Company’s sole discretion.

9. Protection of Third Party Information

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or use in the performance of your duties, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

10. Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

11. Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request). The arbitration shall take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location. You and the Company each acknowledge that by agreeing to this arbitration procedure, you waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the

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arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall pay all arbitration fees and costs in excess of the administrative fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12. Miscellaneous

This Agreement, together with your Confidential Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized member of the Board or the Chief Executive Officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

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Please sign and date this Agreement and return it to me as soon as practicable if you wish to accept continued employment at the Company under the terms described above. I would be happy to discuss any questions that you may have about these terms.

The Board looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Krisztina Zsebo
Krisztina Zsebo, Ph.D.
President and Chief Executive Officer

Understood and Accepted:

/s/ Paul Cleveland	May 28, 2014
Paul Cleveland	Date

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EXHIBIT A

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

1. Consideration. I understand that my position with Celladon Corporation (the “Company”) terminated effective             , 201     (the “Separation Date”). The Company has agreed that if I timely sign, date and return this Release Agreement (“Release”), and I do not revoke it, the Company will provide me with certain severance benefits pursuant to the terms and conditions of that certain Letter Agreement between myself and the Company dated             , 2014 (the “Employment Agreement”), and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I timely sign this Release and allow it to become effective.

2. General Release. In exchange for the consideration to be provided to me under the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

3. Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (b) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

4. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

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5. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

6. Other Agreements and Representations. I further agree: (a) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (b) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (c) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Confidential Information Agreement (as defined in the Employment Agreement). In addition, I hereby represent that I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release, together with the Confidential Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

UNDERSTOOD AND AGREED:

PAUL CLEVELAND Date:

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EXHIBIT B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by CELLADON CORPORATION (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. CONFIDENTIALITY.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the “CEO”) of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) tangible and intangible information relating to compounds, biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, ideas, processes, know-how, inventions, developments, designs, techniques, formulas, works of authorship, methods, developmental or experimental work, clinical data, test data, improvements, discoveries and trade secrets; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, licensors, licensees and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any inventions (whether or not patentable), ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, patent rights, copyrights, trademarks and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company Invention, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, have sold, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Subject to the section titled “Government or Third Party” and except for Prior Inventions listed in Exhibit A and Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned

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by me, either alone or with others, during the period of my employment by Company (“Company Inventions”).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.6 Enforcement of Intellectual Property Rights and Assistance. During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.

6. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

7. GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United

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States, because such export could be in violation of the United States export laws or regulations.

7.9 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period.

This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized representative of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE: I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.	CELLADON CORPORATION: ACCEPTED AND AGREED:
(Signature)	(Signature)

Print Name:	By:

Date:	Title:

Address:	Date:

	Address:	12760 High Bluff Drive, Suite 240
San Diego, CA 92130 Attention: Chief Executive Officer Facsimile: 858-964-0974

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EXHIBIT A

INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

☐ None

☐ See immediately below:

2.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.